LETTER FROM AUDITOR PURSUANT TO RULE 12b-25(c) (on letterhead):

Dohan and Company
Certified Public Accountants
(A Professional Association)
7700 North Kendall Drive
Miami, FL 33156-7584
Telephone: (305) 274-1366
Facsimile:  (305) 274-1368

September 25, 1997

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20548

Re: IRT Industries, Inc.

Ladies and Gentlemen:

Our report of the examination of the audited financial statements of IRT Industries, Inc. as of June 30, 1997, cannot be issued by the required filing date of Form 10-K, because we have not received the financial information necessary to perform our procedures.

Very Truly Yours,
Signature
Steven H. Dohan, CPA
Dohan and Company, CPA's

cc: IRT Industries, Inc.

Member:
     Florida Institute of Certified Public Accountants
     American Institute of Certified Public Accountants
     Private Companies and SEC Practice Sections
     Accounting Group International
     Offices in Principal Cities